Exhibit 10.9

PROMISSORY NOTE

Principal Amount: Up To USD$400,000	Dated as of April 20, 2021

InFinT Acquisition Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of InFinT Capital, LLC, a Delaware limited liability company (the “Lender”), the principal sum of up to Four Hundred Thousand US Dollars ($400,000) (the “Principal Amount”), and may borrow amounts from time to time at such times and in such amounts as mutually determined by and between the Borrower and Lender, not to exceed the Principal Amount. Borrower may make draws of up to USAll payments on this promissory note (this “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Borrower to such account as the Lender may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The principal balance of this Note shall be payable by the Borrower on or before the earlier to occur of (i) December 31, 2021 and (ii) the closing of the Borrower’s initial public offering. The principal balance may be prepaid at any time. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Borrower, be obligated personally for any obligations or liabilities of the Borrower hereunder.

2.	Interest. Interest shall accrue on the unpaid principal balance of this Note at the annual rate of 0.01%.

3.	Default. Failure by Borrower to pay the principal amount due pursuant to this Note within ten (10) business days of the date specified above shall constitute a default hereunder (“Default”).

4.	Remedies. Upon the occurrence of a Default, Lender may, by written notice to Borrower, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

5.	Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by electronic transmission.

6.	Construction. This note shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to conflict of law provisions thereof.

7.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Borrower and the Lender.

9.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

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IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

InFint Acquisition Corporation

By:
Name:	Alexander Edgarov
Title:	Chief Executive Officer

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